Exhibit 99.1

Investors contact:	Media contact:
Tamar Gerber	Jim Maxwell
Vice President, Investor Relations	Manager, Public Relations
646.348.6706	402.390.8906

FOR IMMEDIATE RELEASE

ACI Worldwide, Inc. Reports Financial

Results for Quarter Ended June 30, 2007 and Updates Guidance

KEY QUARTERLY HIGHLIGHTS

•                  Generated strong operating free cash flow of $11.7 million versus $2.2 million in June 2006 quarter.

•                  Continued sequential growth of $26 million in 60-month backlog to $1.270 billion versus $1.244 billion in the March quarter of 2007.

•                  Signed a multi product contract with a large European bank to install BASE24-eps™ , ACI Proactive Risk Manager debit and credit on the IBM Z-Series platform and also expanded our direct distribution network in Asia with the acquisition of Stratasoft Sdn Bhd.

	Quarter Ended			Current Guidance
	June 30, 2007	Better / (Worse) June 30, 2006	Better / (Worse) June 30, 2006	Calendar Year 2007
Operating Free Cash Flow ($ Mil)	$11.7	$9.4	410%	$50 to $55
60 month Backlog ($Bil)	$1.270	$0.192	18%	$1.290 to $1.310
Revenues ($ Mil)	$98.1	$13.3	16%	$390 to $400
GAAP EPS (diluted)	$(0.07)	($0.66)	(110%)	$0.20 to $0.40
Adj. Non-GAAP EPS (diluted)	$0.10	($0.21)	(69%)	$0.82 to $1.02

(NEW YORK — September 19, 2007) —   ACI Worldwide, Inc. (NASDAQ:ACIW), a leading international provider of software for electronic payment systems, today announced financial results for the period ending June 30, 2007.  We will hold a conference call on September 20, 2007 at 8:30 am EDT to discuss this information.  Interested persons may also access a real-time audio broadcast of the teleconference at www.aciworldwide.com/investors.

“We believe that the continued growth in operating free cash flow underscores our effort to build and deliver long-term economic value in our business,” stated Chief Executive Officer Philip G. Heasley.  “Our results in the June quarter demonstrated the progress of our strategic emphasis upon cross-selling products to our existing accounts and we were encouraged by the growth of multi-product users within the quarter.  In the March and June quarterly results, we demonstrated growth in both our backlog and in our deferred revenue compared to last year.  In pursuit of the growth and expansion of our Asian direct distribution network we purchased Stratasoft in Malaysia, a long time ACI partner.”

Notable new business during the quarter included:

•                  A multi-product contract signed with a bank in Brazil for ACI Proactive Risk Manager, and ACI Automated Case Management systems.

•                  A BASE24-eps™ capacity contract signed with a top 40 global bank.

•                  Seven new customers signed; including new users of ACI Enterprise Banker On Demand and of Proactive Risk Manager.

•                  Thirty one new applications added to existing customer relationships ranging from ACI Retail Commerce Server to PRM Enterprise Risk and Simulation Services for Enterprise Testing.

FINANCIAL SUMMARY

Operating Free Cash Flow

Operating free cash flow was $11.7 million compared to $2.3 million for the June 2006 quarter. The drivers of our operating free cash flow were solid contracting, billings and collections.

Backlog

As of June 30, 2007, our estimated 60-month backlog was $1.270 billion, compared to $1.244 billion as of March 31, 2007 and compared to $1.078 billion as of June 30, 2006. As of June 30, 2007, our 12-month backlog was $317 million, as compared to $307 million for the quarter ended March 31, 2007 and $257 million for the quarter ended June 30, 2006. The sequential growth of $26 million in our 60-month backlog was comprised of ACI organic growth of $23 million and $3 million from our acquired companies.

Revenues

Revenue was $98.1 million in the quarter ended June 2007, an increase of $13.3 million or 16 percent over the prior year period revenue of $84.8 million.  $13.0 million of the increase was due to acquired companies’ revenue while $0.3 million was attributable to ACI’s organic business.  Sequentially, our deferred revenue increased slightly at $1.1 million compared to a sequential decrease of $5.2 million in the June 2006 quarter, reflecting the business’ emphasis on selling longer term products and services to both new and existing customers, thus resulting in lengthier revenue recognition cycles.

Operating Expenses

Excluding expenses of $15.5 million related to acquisitions, $4.7 million related to the review of historical stock option practices and vested share option settlement, and $1.3 million related to non-recurring employee costs, organic operating expenses for the quarter rose $2.5 million on a year over year basis. The rise in operating expense was primarily driven by a $1.4 million swing in deferred expenses and $0.7 million related to investments in Ireland and in Romania.  Including the impact of these items, operating expenses were $93.2 million in the June 2007 quarter compared to $69.2 million in the June 2006 quarter.

Other Income and Expense

Other expense for the quarter was $2.0 million, compared to other income of $1.4 million in the June 2006 quarter. The decrease in other income resulted from the following factors: a loss on foreign exchange, a reduction of cash and cash equivalents due to the funding of the share repurchase program which also impacted interest income received, and interest expense paid on the outstanding credit facility.

Taxes

The elongation of our revenue recognition cycle, combined with several non-recurring charges, has resulted in lower pre-tax earnings.  Consequently, the impact of the $0.5 million fixed charge related to the transfer of intellectual property rights to Ireland combined with geographic profit mix led to an effective tax rate of 195 percent for the period ending June 30, 2007. The equivalent period ending June 30, 2006 had a one-time rate of (33.1) percent due to a $12.6 million tax benefit during the period.

Net Income (Loss) and Diluted Earnings Per Share

Net loss for the quarter was $2.7 million, compared to net income of $22.5 million during the same period last year.

Earnings per share for the quarter ended June 2007 was $(0.07) per diluted share compared to $0.59 per diluted share during the same period last year. The year-over-year quarterly variance is primarily due to the following factors: change in tax rate $(0.48), dilutive impact of acquisitions $(0.04), expense related to the review of historical stock options and expense related to the settlement of vested options $(0.08), employee related costs $(0.02), investment in global offices and change in deferred costs $(0.03).

Shares Outstanding

Total weighted average diluted shares outstanding were 37.1 million as of June 30, 2007 as compared to 38.5 million shares outstanding as of June 30, 2006. Shares repurchased in the quarter totaled 463,100 shares at an average price of $33.90 or $15.7 million. Year to date we have repurchased 1,373,720 shares at an average price of $30.41.

Adjusted Non-GAAP Earnings Per Share

Adjusted Non-GAAP earnings for the quarter were $0.10 per diluted share, compared to $0.31 per diluted share during the same period last year. The variance is due primarily to the following factors: variance in taxes paid $(0.16), investment in Ireland and in Romania and change in deferred costs $(0.03).

Calendar Year Guidance Update

We have modified our assumptions on calendar year guidance predicated on the performance of the operating business as well as the impact of all expenses related to the options review charge of $4.7 million and non-recurring employee exit costs of approximately $6.5 to $7.5 million.  Operating free cash flow is expected to be in the range of $50 million to $55 million with 60-month backlog of $1.290 billion to $1.310 billion.  Revenue for calendar year 2007 is expected to be in the range of $390 million to $400 million.  Currently we anticipate GAAP earnings per share for calendar year 2007 to be $0.20 to $0.40 per fully diluted share.  Non-GAAP earnings per share, adjusted by adding expenses associated with amortization of intangible assets from acquisitions and non-cash, stock-based compensation (see Adjusted Non-GAAP Financial Measure below), is expected to be $0.82 to $1.02.  In estimating earnings per share guidance for calendar 2007, we assume an average effective tax rate of 37 percent and 37.4 million shares outstanding.

About ACI Worldwide, Inc.

Every second of every day, ACI Worldwide solutions are at work processing electronic payments, managing risk, automating back office systems and providing application infrastructure services.   ACI is a leading international provider of solutions for banking, retail and cross-industry systems.  ACI serves more than 800 customers in 84 countries including many of the world’s largest financial institutions, retailers and payment processors.  Visit ACI Worldwide at www.aciworldwide.com.

Non GAAP Financial Measures

This press release includes operating free cash flow, and earnings per share on an adjusted, non-GAAP basis. ACI is presenting these non-GAAP guidance measures to provide more transparency to its earnings, focusing on operations before selected non-cash items, operating free cash flow.

We believe that providing earnings per share on an adjusted, non-GAAP basis is useful to our investors as an operating measure because it allows investors to more accurately compare our ongoing performance from period to period. However, earnings per share on an adjusted non-GAAP basis, is limited because it excludes expenses associated with amortization of intangible assets from acquisitions and non-cash stock based compensation. ACI is also presenting operating free cash flow, which is defined by our net cash provided by operating activities, adjusted for one-time items, minus capital expenditures. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and therefore does not represent the residual cash flow available for discretionary expenditures.

Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not a substitute for, or superior to, loss from operations and net loss per share calculated in accordance with GAAP. Due to the forward-looking nature of free operating cash flows and earnings per share or an adjusted, non-GAAP basis for future periods, information to reconcile such non-GAAP financial measures to the most directly comparable GAAP financial measure is not available at this time as the Company is unable to forecast any special items for future periods.

Table 1: Reconciliation of Operating Free Cash Flow (millions)

	Quarter Ended June 30,
	2007	2006
Net cash provided by operating activities	$11.0	$4.5
Non-recurring items:
Net after-tax cash payments associated with stock option	1.9	—
Less capital expenditures	-1.2	-2.2
Operating Free Cash Flow	$11.7	$2.3

Table 2: Reconciliation of Adjusted Non-GAAP earnings per share (millions)

	Quarter Ended
	June 30,
	2007		2006
GAAP earnings per share	($0.07)	($2.7)	$0.59	$22.5
Cost of stock options review	0.08	$2.9	—	—
Employee related costs	0.02	$0.8	—	—

Foreign Tax Credits	—	—	(0.32)	($12.6)
Adj. earnings per share after selected non-recurring items	$0.03	$1.0	$0.27	$9.9
Amortization of acquisition-related intangibles	0.05	$1.8	0.01	$0.5
Non-cash equity-based compensation	0.02	$0.9	0.03	$1.0
Adjusted Non-GAAP earnings per share	$0.10	$3.7	$0.31	$11.4

Table 3: Backlog 60-Month (millions)

	Quarter Ended
	June 30,	March 31,	June 30,	March 31,
	2007	2007	2006	2006
Americas	$653	$643	$529	$521
EMEA	485	474	424	393
Asia/Pacific	133	127	125	126
Backlog 60-Month	$1,270	$1,244	$1,078	$1,040

Backlog breakout
ACI Organic	$1,095	$1,072	$1,050	$1,031
Acquisitions	175	172	20	0
Divestitures	0	0	8	9
Backlog 60-Month	$1,270	$1,244	$1,078	$1,040

Table 4: Revenues by Channel

	Quarter Ended
	June 30,
	2007	2006
Revenues:
United States	$33.0	$29.3
Americas International	19.6	17.7
Americas	$52.6	$47.0
EMEA	36.5	29.7
Asia/Pacific	9.0	8.0
Revenues	$98.1	$84.8

Table 5: Monthly Recurring Revenue (mils)

	Quarter Ended
	June 30,
	2007	2006

Monthly license fees	$15.5	$17.7
Maintenance fees	31.3	26.0
Processing Services	7.8	3.4
Monthly Recurring Revenue	$54.6	$47.1

Table 6: Deferred Revenue (mils)

	Quarter Ended
	June 30,	March 31,	June 30,	March 31,
	2007	2007	2006	2006

Acquisitions	$9.8	$6.0	$0.5	$0.0
ACI Organic	87.3	90.4	78.3	80.1
Short Term Deferred Revenue	$97.1	$96.4	$78.8	$80.1

Acquisitions	$3.0	$5.5	$0.0	$0.0
ACI Organic	22.7	19.8	16.6	20.4
Long Term Deferred Revenue	$25.7	$25.3	$16.6	$20.4

Total Deferred Revenue	$122.8	$121.7	$95.4	$100.6

Table 7: Deferred Expenses (mils)

	Quarter Ended
	June 30,	March 31,	June 30,	March 31,
	2007	2007	2006	2006

Acquisitions	$0.1	$0.2	$0.0	$0.0
ACI Organic	13.8	14.4	5.9	5.2
Total Deferred Expenses	$13.9	$14.6	$5.9	$5.2

Table 8: Organic versus Acquisition Comparisons (mils)

	Year over Year Increase/ Decrease in Revenue	Year over Year Increase/ Decrease in Op. Expenses	Mar-Jun y-o-y Quarterly Movement in Deferred Revenue	Mar-Jun y-o-y Quarterly Movement in Deferred Expense
2006 Quarter	$84.8	$69.2	($5.2)	$0.7

Organic	$0.3	$2.5	$5.6	($1.4)
Acquisitions	13.0	12.5	0.7	0.0
Intangible Amortization	—	3.0	—	—
Employee Related Costs	—	1.3	—	—
Stock Options	—	4.7	—	—
Net Change	$13.3	$24.0	$6.3	($1.4)

2007 Quarter	$98.1	$93.2	$1.1	($0.7)

Table 9: Share Repurchase Program (millions)

14-Sep-07
Repurchase authorization	$210.00
Shares repurchased since inception	4.2
Authorization remaining as of June 30, 2007	$92.4

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties.  Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as the Company “believes,” “will,” “expects,” “looks forward to” and words and phrases of similar impact.

The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this press release include, but are not limited to, statements regarding the:

•                  Company’s belief that the continued growth in operating free cash flow underscores our effort to build and deliver long-term economic value in our business;

•                  Company’s pursuit of the growth and expansion of its Asian direct distribution network;

•                  Company’s assumptions underlying our calendar year guidance;

•                  Company’s revenues, earnings per share, adjusted earnings per share, operating free cash flow, and 60-month backlog estimates for calendar year 2007;

•                  Company’s 12-month and 60-month backlog estimates; and

•                  Company’s calculation of recurring and non-recurring backlog.

Any or all of the forward-looking statements may turn out to be wrong.  They can be affected by the judgments and estimates underlying such assumptions or by known or unknown risks and uncertainties.  Consequently, no forward-looking statement can be guaranteed.  In addition, the Company disclaims any obligation to update any forward-looking statement after the date of this release.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in the Company’s filings with the Securities and Exchange Commission.  For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K filed on May 11, 2007, the Company’s Form 10-Q filed on June 29, 2007 and the Company’s Form 10-Q filed on August 10, 2007 and, specifically, the sections entitled “Factors That May Affect the Company’s Future Results or the Market Price of the Company’s Common Stock.”

The risks identified in the Company’s filings with the Securities and Exchange Commission include:

•                  Risks associated with the restatement of the Company’s financial statements;

•                  Risks associated with not having current financial information available, one result of which is that the Company will be limited in its ability to register its securities for offer and sale until the Company is deemed a current filer with the SEC;

•                  Risks associated with the delays in filing its periodic reports, including the need to obtain additional extensions from lenders in the future in order to comply with the financial reporting requirements of the Company’s bank debt, which failure to do so could have a material adverse effect on the Company’s business, liquidity and financial conditions;

•                  Risks associated with the Company’s noncompliance with NASDAQ marketplace rules, including the risk of being delisted;

•                  Risks inherent in making an estimate of the Company’s backlogs which may not be accurate and may not generate the predicted revenue;

•                  Risks associated with tax positions taken by the Company which require substantial judgment and with which taxing authorities may not agree;

•                  Risks associated with the Company’s performance which could be materially adversely affected by a general economic downturn or  lessening demand in the software sector;

•                  Risks associated with the complexity of the Company’s software products;

•                  Risks associated with consolidation in the financial services industry which may adversely impact the number of customers and the Company’s revenues in the future;

•                  Risks associated with the Company’s stock price which may be volatile;

•                  Risks associated with conducting international operations;

•                  Risks regarding the Company’s newly introduced BASE24-eps product which may prove to be unsuccessful in the marketplace;

•                  Risks associated with the Company’s future profitability which depends on demand for its products; lower demand in the future could adversely affect the Company’s business;

•                  Risks associated with the Company’s software products which may contain undetected errors or other defects, which could damage its reputation with customers, decrease profitability, and expose the Company to liability;

•                  Risks associated with future acquisitions and investments which could materially adversely affect the Company;

•                  Risks associated with the Company’s ability to protect its intellectual property and technology and that the Company may be subject to increasing litigation over its intellectual property rights;

•                  Risks associated with litigation that could materially adversely affect the Company’s business financial condition and/or results of operations;

•                  Risks associated with new accounting standards or revised interpretations or guidance regarding existing standards; and

•                  Risks associated with the material weaknesses in the Company’s internal controls over financial reporting.

Backlog

Estimates of future financial results are inherently unreliable. The Company’s backlog estimates require substantial judgment and are based upon a number of assumptions as described in the Company’s Form 10-Q filed on August 10, 2007 in the section entitled “Backlog” under Item 2. — MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.  These assumptions may turn out to be inaccurate or wrong, including for reasons outside of management’s control. For example, customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or the Company may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences.  Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 12-month or 60-month period.  Additionally, because backlog estimates are operating metrics, the estimates are not subject to the same level of internal review or controls as a GAAP financial measure.

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	June 30,	March 31,	June 30,	March 31,
	2007	2007	2006	2006
ASSETS	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Current assets
Cash and cash equivalents	$89,965	$95,963	$108,365	$113,539
Marketable securities	2,500	2,500	67,725	76,182
Billed receivables, net of allowances	73,226	75,068	62,324	59,110
Accrued receivables	13,777	11,332	9,992	8,547
Deferred income taxes, net	5,830	4,575	3,103	4,509
Recoverable income taxes	2,956	5,825	—	—
Other current assets	16,986	15,167	13,740	11,959
Total current assets	205,240	210,430	265,249	273,846
Property, plant and equipment, net	18,926	18,869	9,234	9,642
Software, net	33,118	32,760	11,044	4,275
Goodwill	202,974	201,360	88,411	66,248
Other intangible assets, net	40,846	41,050	17,985	12,481
Deferred income taxes, net	15,935	16,126	29,246	21,886
Other assets	12,543	12,791	6,288	2,737
TOTAL ASSETS	$529,582	$533,386	$427,457	$391,115
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of debt - financing agreements	$—	$—	$78	$308
Accounts payable	14,293	10,806	6,960	6,316
Accrued employee compensation	26,823	21,447	15,794	15,967
Deferred revenue	97,105	96,402	78,808	80,134
Income taxes payable	—	—	8,942	8,999
Accrued and other current liabilities	17,832	16,761	19,638	10,666
Total current liabilities	156,053	145,416	130,220	122,390

Deferred revenue	25,742	25,343	16,561	20,429
Note payable under credit facility	75,000	75,000	—	—
Other noncurrent liabilities	17,480	16,721	2,638	1,854
Total liabilities	274,275	262,480	149,419	144,673

Commitments and contingencies
Stockholders’ equity
Preferred stock	—	—	—	—
Common stock	204	204	204	204
Treasury stock	(113,429)	(97,768)	(79,305)	(82,251)
Additional paid-in capital	309,616	309,445	305,979	300,716
Retained earnings	61,841	64,564	59,697	37,168
Accumulated other comprehensive loss	(2,925)	(5,539)	(8,537)	(9,395)
Total stockholders’ equity	255,307	270,906	278,038	246,442
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$529,582	$533,386	$427,457	$391,115

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	Three Months Ended
	June 30,
	2007	2006
		(Restated)
Revenues:
Software license fees	$40,920	$41,955
Maintenance fees	31,287	25,989
Services	25,902	16,820
Total revenues	98,109	84,764

Expenses:
Cost of software license fees	9,932	7,895
Cost of maintenance and services	26,789	19,385
Research and development	13,422	10,191
Selling and marketing	16,894	15,896
General and administrative	26,190	15,877
Total expenses	93,227	69,244

Operating income	4,882	15,520

Other income (expense):
Interest income	940	1,641
Interest expense	(1,431)	(10)
Other, net	(1,533)	(227)
Total other income (expense)	(2,024)	1,404

Income before income taxes	2,858	16,924
Income tax provision	(5,581)	5,605
Net income (loss)	$(2,723)	$22,529

Earnings (loss) per share information
Weighted average shares outstanding
Basic	37,075	37,529
Diluted	37,075	38,476
Earnings (loss) per share
Basic	$(0.07)	$0.60
Diluted	$(0.07)	$0.59

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ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	Three Months Ended
	June 30,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$(2,723)	$22,529
Adjustments to reconcile net (loss) income to net cash flows from operating activities:
Depreciation	1,516	993
Amortization	3,757	1,082
Tax expense of intellectual property transfer	478	—
Amortization of debt financing cost	84	—
Loss on disposal of assets	4	—
Deferred income taxes	(1,001)	(9,967)
Share-based compensation expense	1,382	1,528
Tax benefit of stock options exercised	(6)	775
Changes in operating assets and liabilities, net of acquired balances:
Billed and accrued receivables, net	976	(801)
Other current assets	(1,418)	(1,077)
Other assets	(257)	(3,015)
Accounts payable	2,127	(257)
Accrued employee compensation	3,869	(1,126)
Accrued liabilities	181	943
Current income taxes	3,067	128
Deferred revenue	(1,016)	(7,264)
Other current and noncurrent liabilities	(49)	5
Net cash flows from operating activities	10,971	4,476

Cash flows from investing activities:
Purchases of property and equipment	(1,043)	(84)
Purchases of software and distribution rights	(139)	(2,146)
Purchases of marketable securities	—	(14,875)
Acquisition of business, net of cash acquired	(2,565)	(13,080)
Sales of marketable securities	—	23,335
Other	6	—
Net cash flows from investing activities	(3,741)	(6,850)

Cash flows from financing activities:
Proceeds from issuance of common stock	—	320
Proceeds from exercises of stock options	—	4,553
Excess tax benefit of stock options exercised	—	815
Purchases of common stock	(14,865)	(10,710)
Payments on debt and capital leases	(443)	(947)
Other	—	(137)
Net cash flows from financing activities	(15,308)	(6,106)
Effect of exchange rate fluctuations on cash	2,080	3,306
Net decrease in cash and cash equivalents	(5,998)	(5,174)
Cash and cash equivalents, beginning of period	95,963	113,539
Cash and cash equivalents, end of period	$89,965	$108,365

Supplemental cash flow information:
Income taxes paid	3,311	2,384
Interest paid	1,280	8

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